ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated January 2, 2013

UBS AG $• Contingent-Return Optimization Securities

Linked to the EURO STOXX 50® Index due on or about January 30, 2015

Investment Description

UBS AG Contingent-Return Optimization Securities (the ‘‘Securities’’) are unsubordinated, unsecured debt securities issued by UBS AG (‘‘UBS’’) linked to the performance of the EURO STOXX 50® Index (the “underlying index”). The return on the Securities at maturity is based on the performance of the underlying index and on whether the closing level of the underlying index on the final valuation date (the “final index level”) is below the trigger level. If the final index level is equal to or greater than the trigger level, UBS will repay your principal amount at maturity plus pay a return equal to the greater of the 10% contingent return and the index return, up to a maximum gain of between 26.00% to 32.00% (to be determined on the trade date). However, if the final index level is less than the trigger level, you will be fully exposed to the decline of the underlying index and UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative index return. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Return With Participation in the Positive Performance of the Underlying Index Up to the Maximum Gain: At maturity, UBS will pay you the principal amount of the Securities plus a minimum return of 10% as long as the level of the underlying index does not close below the trigger level on the final valuation date. The Securities also provide for the participation in any positive performance of the underlying index above the 10% contingent return up to a maximum gain of between 26.00% to 32.00% (to be determined on the trade date). If the final index level is less than the trigger level, you will be fully exposed to the negative performance of the underlying index.

❑

Contingent Repayment of Principal: The contingent return feature also provides for the contingent repayment of your principal at maturity. If you hold the Securities to maturity and the final index level is greater than or equal to the trigger level, UBS will pay you at least your principal amount plus the contingent return. If the final index level is below the trigger level, your investment will be fully exposed to any negative index return and UBS will pay less than your principal amount, if anything, resulting in a loss proportionate to the negative index return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	January 29, 2013
Settlement Date**	January 31, 2013
Final Valuation Date	January 26, 2015
Maturity Date	January 30, 2015

*	Expected. See page 4 for additional details.

**	We expect to deliver the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-15 OF THE CONTINGENT-RETURN OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These preliminary terms relate to Contingent-Return Optimization Securities linked to the EURO STOXX 50® Index. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The maximum gain, the maximum payment at maturity per Security, the initial index level and the trigger level will each be determined on the trade date. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Index	Contingent Return	Maximum Gain	Maximum Payment at Maturity per Security	Initial Index Level	Trigger Level	CUSIP	ISIN
EURO STOXX 50® Index	10%	26.00% to 32.00%	$12.60 to $13.20	•	75% of the Initial Index Level	90271B116	US90271B1162

See ‘‘Additional Information about UBS and the Securities’’ on page 2. The Securities will have the terms specified in the Contingent-Return Optimization Securities product supplement relating to the Securities, dated January 25, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the Contingent-Return Optimization Securities product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.20	$9.80
Total	$•	$•	$•

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Contingent-Return Optimization Securities product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Contingent-Return Optimization Securities dated January 25, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000119312512023479/d290192d424b2.htm

♦	Index Supplement dated January 24, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

♦	Prospectus dated January 11, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to ‘‘UBS,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, ‘‘Securities’’ refer to the Contingent-Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the ‘‘Contingent-Return Optimization Securities product supplement’’ mean the UBS product supplement, dated January 25, 2012, references to the “index supplement’’ mean the UBS index supplement, dated January 24, 2012 and references to ‘‘accompanying prospectus’’ mean the UBS prospectus titled ‘‘Debt Securities and Warrants,’’ dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦

You believe the underlying index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the maximum gain of between 26.00% to 32.00% (the actual maximum gain will be determined on the trade date).

♦

You understand and accept that your potential return is limited to the maximum gain and you would be willing to invest in the Securities if the maximum gain was set equal to the bottom of the range set forth on the cover hereof (the actual maximum gain will be determined on the trade date).

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You do not seek current income from your investment.

♦	You seek an investment with exposure to companies in the Eurozone.

♦	You are willing to hold the Securities to maturity, a term of 2 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦

You believe that the level of the underlying index will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date, or you believe the underlying index will appreciate over the term of the Securities by more than the maximum gain.

♦	You seek an investment that has unlimited return potential without a cap on appreciation.

♦

You would be unwilling to invest in the Securities if the maximum gain was set equal to the bottom of the range indicated on the cover hereof (the actual maximum gain will be determined on the trade date).

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You seek current income from this investment.

♦	You do not seek an investment with exposure to companies in the Eurozone.

♦	You are unable or unwilling to hold the Securities to maturity, a term of 2 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks’’ beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors’’ beginning on PS-15 of the Contingent-Return Optimization Securities product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	2 years. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Underlying Index	EURO STOXX 50® Index
Contingent Return	10%
Maximum Gain	Between 26.00% to 32.00%. The actual maximum gain will be determined on the trade date. In no event will the return on the Securities be greater than the maximum gain.
Payment at Maturity (per Security)

If the final index level is greater than or equal to the trigger level, UBS will pay you an amount in cash equal to:

$10 + ($10 × the greater of: (a) the contingent return and (b) the index return, subject to the maximum gain)

If the final index level is less than the trigger level, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative index return:

$10 + ($10 x Index Return)

Index Return	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	The closing level of the underlying index on the trade date.
Final Index Level	The closing level of the underlying index on the final valuation date.
Trigger Level	75% of the initial index level.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the ‘‘Risk Factors’’ section of the Contingent-Return Optimization Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Securities. If the index return is negative, UBS will repay you the principal amount of your Securities in cash only if the final index level is greater than or equal to the trigger level and will only make such payment at maturity. If the final index level is below the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying index from the trade date to the final valuation date.

♦

The contingent repayment of principal applies only at maturity — The contingent repayment of your principal is only available if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is above the trigger level. You should be willing to hold your Securities to maturity.

♦

The 10% contingent return only applies if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic value of the contingent return or the Securities themselves, and may be less than the return of the underlying index at the time of sale even if such return is positive and does not exceed the maximum gain. You can only receive the full benefit of the contingent return and earn the potential maximum gain from UBS if you hold the Securities to maturity.

♦

Your growth potential is limited — The Securities do not offer full participation in any positive appreciation of the underlying index. The Securities allow for participation in any positive index return that exceeds the contingent return only up to the predetermined maximum gain of between 26.00% to 32.00% (actual maximum gain to be determined on the trade date). In no event will the return on your Securities be greater than the maximum gain. Since the maximum payment amount on the Securities is capped, you will not benefit from a positive index return in excess of an amount equal to the predetermined maximum gain. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the underlying index or index constituent stocks.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying index and indirectly linked to the value of the stocks comprising the underlying index (“index constituent stocks”), and will depend on whether, and the extent to which, the index return is positive. The levels of the underlying index can rise or fall sharply due to factors specific to the index constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal amount if the index return is negative.

♦

The index return will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. Dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦

Non-U.S. securities markets risks — The index constituent stocks are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the index constituent stocks are issued by companies located within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the Securities.

♦

Owning the Securities is not the same as owning the index constituent stocks — Owning the Securities is not the same as owning the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will rise above the initial index level or that the final index level will not fall below the trigger level. The final index level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stocks. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.

♦

The underlying index reflects price return, not total return — The return on your Securities is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the underlying index — The policies of STOXX Limited, the sponsor of the underlying index (the ‘‘index sponsor’’), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offering of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividends paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS.

♦

Impact of fees on the secondary market price of the Securities – Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the index constituent stocks or trading activities related to the underlying index or any index constituent stocks, which may present a conflict between the interests of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the index return and the payment at maturity of the Securities based on the closing level of the underlying index on the final valuation date. The calculation agent can postpone the determination of the underlying return or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.20 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See ‘‘What Are the Tax Consequences of the Securities’’ beginning on page 9.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:*

Term:	24 months
Principal Amount:	$10 per Security
Initial Index Level:	2500.00
Trigger Level:	1875.00 (75% of the initial index level)
Contingent Return:	10%
Maximum Gain:	29.00%
Range of Index Performance:	100% to -100%

*	Actual terms including the initial index level, trigger level and maximum gain to be set on the trade date.

The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Example 1: The underlying index increases from an initial index level of 2500.00 to a final index level of 4000.00

Because the final index level is greater than the trigger level, UBS will pay the investor at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the contingent return and (b) the index return, subject to the maximum gain.

Because the index return of 60% is greater than the contingent return of 10% and the maximum gain of 29.00%, at maturity, UBS will pay the investor a cash payment per Security equal to:

principal amount + (principal amount × maximum gain) = $10 + ($10 × 29.00%) = $12.90

Investor would receive $12.90 at maturity for each Security for a total return on the Securities equal to the maximum gain of 29.00%.

Example 2: The underlying index increases from an initial index level of 2500.00 to a final index level of 2800.00.

Because the final index level is greater than the trigger level, UBS will pay the investor at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the contingent return and (b) the index return, subject to the maximum gain.

Because the index return of 12% is greater than the contingent return of 10% and less than the maximum gain of 29.00%, at maturity, UBS will pay the investor a cash payment per Security equal to:

principal amount + (principal amount × index return) = $10 + ($10 × 12%)= $11.20

Investor would receive $11.20 at maturity for each Security for a total return on the Securities equal to the index return of 12%.

Example 3: The underlying index decreases from an initial index level of 2500.00 to a final index level of 2125.00.

Even though the underlying index has declined, because the final index level is greater than the trigger level of 1875.00, UBS will pay the investor at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the contingent return and (b) the index return, subject to the maximum gain.

Because the index return of -15% is less than the contingent return of 10%, at maturity, UBS will pay the investor a cash payment per Security equal to:

principal amount + (principal amount × contingent return) = $10 + ($10 × 10%)= $11.00

Investor would receive $11.00 at maturity for each Security for a total return on the Securities equal to the contingent return of 10%.

Example 4: The underlying index decreases from an initial index level of 2500.00 to a final index level of 1500.00.

Because the final index level of 1500.00 is less than the trigger level of 1875.00, UBS will not pay the contingent return and the investor would lose 1% of the principal amount (or a fraction thereof) for each percentage point (or a fraction thereof) that the index return is below 0%.

Because the index return is -40%, at maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × index return) = $10 + ($10 × -40%)= $6.00

Investor would receive $6.00 at maturity for each Security, for a loss on the Securities equal to 40% (proportionate to the negative index return).

If the final index level is less than the trigger level, UBS will not pay you the contingent return and your principal will be fully exposed to any decline in the underlying index resulting in a loss on your investment that is proportionate to the negative index return. As a result, you may lose some or all of your principal at maturity.

Underlying Index		Payment and Return at Maturity
Final Index Level	Index Return(1)	Payment at Maturity	Security Total Return at Maturity
5000.00	100.00%	$12.90	29.00%
4750.00	90.00%	$12.90	29.00%
4500.00	80.00%	$12.90	29.00%
4250.00	70.00%	$12.90	29.00%
4000.00	60.00%	$12.90	29.00%
3750.00	50.00%	$12.90	29.00%
3500.00	40.00%	$12.90	29.00%
3250.00	30.00%	$12.90	29.00%
3225.00	29.00%	$12.90	29.00%
3125.00	25.00%	$12.50	25.00%
3000.00	20.00%	$12.00	20.00%
2875.00	15.00%	$11.50	15.00%
2750.00	10.00%	$11.00	10.00%
2625.00	5.00%	$11.00	10.00%
2500.00	0.00%	$11.00	10.00%
2375.00	-5.00%	$11.00	10.00%
2250.00	-10.00%	$11.00	10.00%
2125.00	-15.00%	$11.00	10.00%
2000.00	-20.00%	$11.00	10.00%
1875.00	-25.00%	$11.00	10.00%
1750.00	-30.00%	$7.00	-30.00%
1500.00	-40.00%	$6.00	-40.00%
1250.00	-50.00%	$5.00	-50.00%
1000.00	-60.00%	$4.00	-60.00%
750.00	-70.00%	$3.00	-70.00%
500.00	-80.00%	$2.00	-80.00%
250.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

(1)	The index return excludes any cash dividend payments.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-35 of the Contingent-Return Optimization Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities, which should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under ‘‘Supplemental U.S. Tax Considerations — Alternative Treatments’’ on page PS-36 of the product supplement.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules’’ of Section 1260 of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-35 of the Contingent-Return Optimization Securities product supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ‘‘net investment income,’’ which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own ‘‘specified foreign financial assets’’ may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m.) Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Pursuant to proposed Treasury regulations, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013 (and pass-thru payments made after December 31, 2016). If the proposed Treasury Department regulations are finalized in their current from, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on January 1, 2013 (and are not materially modified after December 31, 2012). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withhold.

The Issuer and other financial institutions through which payments on the Securities are made may be required to withhold at a rate of up to 30 per cent, on all, or a portion of, payments made after 31 December 2016 in respect of any Securities which are issued (or materially modified) after 31 December 2012 or that are treated as equity for U.S. federal tax purposes whenever issued, pursuant to FATCA.

The Issuer is a foreign financial institution (“FFI”) for the purposes of FATCA. If the Issuer agrees to provide certain information on its account holders pursuant to a FATCA agreement with the IRS (i.e., the Issuer is a “Participating FFI”) then withholding may be triggered if: (i) the Issuer has a positive “pass-thru payment percentage” (as determined under FATCA), (ii) (a) an investor does not provide information sufficient for the relevant Participating FFI to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States Account” of the Issuer, (b) an investor does not consent, where necessary, to have its information disclosed to the IRS or (c) any FFI that is an investor, or through which payment on the Securities is made, is not a Participating FFI.

An investor that is not a Participating FFI that is withheld upon generally will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles the investor to a reduced rate of tax on the payment that was subject to withholding under FATCA, provided the required information is furnished in a timely manner to the IRS.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

EURO STOXX 50® Index

We have derived all information contained in this free writing prospectus regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the EURO STOXX 50® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the Securities.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures approximately 60% of the free float market capitalization of the EURO STOXX Total Market Index (TMI) Index (the “EURO STOXX TMI”). The EURO STOXX 50® Index is defined as all components of the 19 EURO STOXX Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which indices contain the 600 largest stocks traded on the major exchanges of 18 European counties. The EURO STOXX 50® Index is weighted by free-float market capitalization. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the EURO STOXX 50® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical Information

The following table sets forth the quarterly high and low closing level for the EURO STOXX 50® Index, based on the daily closing level as reported by Bloomberg Professional ® Service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EURO STOXX 50® Index on December 28, 2012 was 2,626.85. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	4339.23	3431.82	3628.06
4/1/2008	6/30/2008	3882.28	3340.27	3352.81
7/1/2008	9/30/2008	3445.66	3000.83	3038.20
10/1/2008	12/31/2008	3113.82	2165.91	2447.62
1/2/2009	3/31/2009	2578.43	1809.98	2071.13
4/1/2009	6/30/2009	2537.35	2097.57	2401.69
7/1/2009	9/30/2009	2899.12	2281.47	2872.63
10/1/2009	12/31/2009	2992.08	2712.30	2964.96
1/4/2010	3/31/2010	3017.85	2631.64	2931.16
4/1/2010	6/30/2010	3012.65	2488.50	2573.32
7/1/2010	9/30/2010	2827.27	2507.83	2747.90
10/1/2010	12/31/2010	2890.64	2650.99	2792.82
1/3/2011	3/31/2011	3068.00	2721.24	2910.91
4/1/2011	6/30/2011	3011.25	2715.88	2848.53
7/1/2011	9/30/2011	2875.67	1995.01	2179.66
10/3/2011	12/30/2011	2476.92	2090.25	2316.55
1/3/2012	3/30/2012	2608.42	2286.45	2477.28
4/2/2012	6/29/2012	2501.18	2068.66	2264.72
7/2/2012	9/28/2012	2594.56	2151.54	2454.26
10/1/2012*	12/28/2012*	2659.95	2427.32	2,626.85

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through December 28, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

The graph below illustrates the performance of the underlying index from January 3, 2000 through December 28, 2012, based on information from Bloomberg. The dotted line represents a hypothetical trigger level of 1970.14, which is equal to 75% of the closing level of the underlying index on December 28, 2012. The actual trigger level will be based on the closing level of the underlying index on the trade date. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the ‘‘Agents,’’ and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (‘‘Structured Products’’), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.